Filed pursuant to Rule 433
Registration Statement No. 333-231751
Dated February 1, 2021

The Toronto-Dominion Bank Autocallable Contingent Interest Barrier Notes Linked to the Shares of the iShares® Global Clean Energy ETF Due on or about February 8, 2024

Summary of Preliminary Terms
This summary of preliminary terms is not complete. Investors should read the preliminary pricing supplement, which can be accessed via the link below, and the other documents referred to therein, as well as the “Selected Risk Considerations” section below before making an investment decision. The actual terms of the Notes will be determined on the Pricing Date.
Issuer:	The Toronto-Dominion Bank (“TD”)
Reference Asset:	The shares of the iShares® Global Clean Energy ETF (Bloomberg Ticker: ICLN UQ, the “ICLN Fund”)
Target Index:	The S&P Global Clean Energy IndexTM
Term:	Approximately 3 years, subject to an automatic call
Principal Amount:	$1,000 per Note
Pricing date:	February 4, 2021
Issue Date:	February 9, 2021
Final Valuation Date:	February 5, 2024*
Maturity date:	February 8, 2024*
Contingent coupon:	At least 10.00% per annum (to be determined on the Pricing Date).
Contingent Interest Observation Dates:	Monthly, on the 4th calendar day of each calendar month, commencing on March 4, 2021 and ending on the Final Valuation Date*
Contingent Interest Payment Dates:
With respect to each Contingent Interest Observation Date, the third Business Day following the relevant Contingent Interest Observation Date, with the exception of the final Contingent Interest Payment Date, which will be the Maturity Date*

Call Observation Dates:	Quarterly, on the 4th calendar day of each February, May, August and November, commencing on May 4, 2021 and ending on November 4, 2023*
Call Payment Date:	If the Notes are subject to an automatic call, the Call Payment Date will be the Contingent Interest Payment Date immediately following the relevant Call Observation Date*
Initial Price:	The Closing Price of the Reference Asset on the Pricing Date (to be determined on the Pricing Date).
Call Threshold Price:	100.00% of the Initial Price (to be determined on the Pricing Date).
Contingent Interest Barrier Price:	65.00% of the Initial Price (to be determined on the Pricing Date).
Barrier Price:	55.00% of the Initial Price (to be determined on the Pricing Date).
Final Price:	The Closing Price of the Reference Asset on the Final Valuation Date
Percentage Change:	The quotient, expressed as a percentage, of the following formula: Final Price – Initial Price Initial Price
Underwriting Discount:	Up to $37.50 (3.75%) per Note**
CUSIP / ISIN:	89114TAB8 / US89114TAB89
Pricing Supplement:	Preliminary Pricing Supplement dated February 1, 2021
* Subject to postponement for market disruption events and non-trading days, as applicable, as described in the accompanying preliminary pricing supplement.
** See “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying preliminary pricing supplement.

Investment Description
Call Feature
If the Closing Price of the Reference Asset on any Call Observation Date is greater than or equal to the Call Threshold Price, we will automatically call the Notes and, on the related Call Payment Date, we will pay you a cash payment equal to the Principal Amount, plus any Contingent Interest Payment otherwise due. No further amounts will be owed to you under the Notes.

Contingent Interest Payment
If the Closing Price of the Reference Asset is greater than or equal to the Contingent Interest Barrier Price on any Contingent Interest Observation Date, a Contingent Interest Payment will be paid to you on the corresponding Contingent Interest Payment Date, in an amount equal to:
Principal Amount x Contingent Interest Rate x 1/12
If the Closing Price of the Reference Asset is less than the Contingent Interest Barrier Price on any Contingent Interest Observation Date, you will receive no Contingent Interest Payment on the corresponding Contingent Interest Payment Date.
Contingent Interest Payments on the Notes are not guaranteed. You will not receive a Contingent Interest Payment on a Contingent Interest Payment Date if the Closing Price of the Reference Asset on the related Contingent Interest Observation Date is less than the Contingent Interest Barrier Price.

Payment at Maturity
If the Notes are not automatically called, on the Maturity Date, in addition to any Contingent Interest Payment otherwise due, we will pay a cash payment per Note equal to:
•	If the Final Price is greater than or equal to the Barrier Price:
Principal Amount of $1,000.
•	If the Final Price is less than the Barrier Price:
$1,000 + $1,000 x Percentage Change.
In this scenario, investors will suffer a percentage loss on their initial investment that is equal to the Percentage Change. Specifically, investors will lose 1% of the Principal Amount of the Notes for each 1% that the Final Price is less than the Initial Price, and may lose the entire Principal Amount. Any payments on the Notes are subject to our credit risk.

TD Securities (USA) LLC

The Toronto-Dominion Bank

Selected Risk Considerations

•
Your Investment in the Notes May Result in a Loss. The Notes do not guarantee the return of the Principal Amount and investors may lose up to their entire investment in the Notes. Specifically, if the Notes are not automatically called and the Final Price is less than the Barrier Price, investors will lose 1% of the Principal Amount of the Notes for each 1% that the Final Price is less than the Initial Price, and may lose the entire Principal Amount.

•
You Will Not Receive Any Contingent Interest Payment for Any Contingent Interest Payment Date If the Closing Price of the Reference Asset on the Corresponding Contingent Interest Observation Date Is Less Than the Contingent Interest Barrier Price.

•	The Potential Positive Return on the Notes Is Limited to the Contingent Interest Payments Paid on the Notes, If Any, Regardless of Any Appreciation in the Price of the Reference Asset.
•	Your Return May Be Less than the Return on a Conventional Debt Security of Comparable Maturity.
•	The Notes May Be Automatically Called Prior to the Maturity Date And Are Subject to Reinvestment Risk.
•
The Amounts Payable on the Notes Are Not Linked to the Price of the Reference Asset at Any Time Other Than on the Contingent Interest Observation Dates (Including the Final Valuation Date) and Call Observation Dates.

•	The Contingent Interest Rate Will Reflect, In Part, the Volatility of the Reference Asset and May Not Be Sufficient to Compensate You for the Risk of Loss at Maturity.
•	You Will Have No Rights to Receive Any Shares of the Reference Asset and You Will Not Be Entitled to Any Dividends or Other Distributions by the Reference Asset.
•	There Are Market Risks Associated with the Reference Asset.
•
You Will Have No Rights That a Holder of Shares of the Reference Asset or any Reference Asset Constituents Would Have and You Will Not Be Entitled to Any Dividends or Other Distributions Made in Connection With the Reference Asset or any Reference Asset Constituents During the Term of the Notes.

•	Changes that Affect the Target Index Will Affect the Market Value of the Notes and Any Amounts Payable on the Notes.
•	The Reference Asset and its Target Index Are Different and the Performance of the Reference Asset May Not Correlate With That of its Target Index.
•	The Value of the Reference Asset May Not Completely Track its NAV.
•	Adjustments to the Reference Asset Could Adversely Affect the Notes.
•	There Are Liquidity and Management Risks Associated with an ETF and the Reference Asset Utilizes a Passive Indexing Investment Approach.
•	The Notes are subject to risks associated with the clean energy sector.
•	An Investment in the Notes Is Subject to Emerging Markets Risk.
•	An Investment in the Notes Is Subject to Risks Associated with Non-U.S. Securities Markets.
•	We Have No Affiliation with the Target Index Sponsor or the Investment Advisor and Will Not Be Responsible for Any Actions Taken by Any Such Entity.
•	The Estimated Value of Your Notes Is Expected To Be Less Than the Public Offering Price of Your Notes.
•	The Estimated Value of Your Notes Is Based on Our Internal Funding Rate.
•	The Estimated Value of the Notes Is Based on Our Internal Pricing Models, Which May Prove to Be Inaccurate and May Be Different from the Pricing Models of Other Financial Institutions.
•
The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, If Any, and Such Secondary Market Prices, If Any, Will Likely be Less Than the Public Offering Price of Your Notes and May Be Less Than the Estimated Value of Your Notes.

•	The Temporary Price at Which the Agent May Initially Buy the Notes in the Secondary Market May Not Be Indicative of Future Prices of Your Notes.
•	The Agent Discount, Offering Expenses and Certain Hedging Costs Are Likely to Adversely Affect Secondary Market Prices.
•	There May Not Be an Active Trading Market for the Notes — Sales in the Secondary Market May Result in Significant Losses.
•	If the Price of the Reference Asset Changes, the Market Value of Your Notes May Not Change in the Same Manner.
•	There Are Potential Conflicts of Interest Between You and the Calculation Agent.
•	You Will Have Limited Anti-Dilution Protection.
•	The Contingent Interest Observation Dates (including the Final Valuation Date), Call Observation Dates and the Related Payment Dates are Subject to Market Disruption Events and Postponements.
•	Trading and Business Activities by TD or its Affiliates May Adversely Affect the Market Value of, and Any Amounts Payable on, the Notes.
•	Investors Are Subject to TD’s Credit Risk, and TD’s Credit Ratings and Credit Spreads May Adversely Affect the Market Value of the Notes.
•	Significant Aspects of the Tax Treatment of the Notes Are Uncertain.
The above summary of selected risks does not describe all of the risks associated with an investment in the Notes. You should read the accompanying preliminary pricing supplement and the other documents referred to therein for a more complete description of risks relating to the Notes.

Additional Information

We have filed a registration statement (including a prospectus), a product prospectus supplement and a pricing supplement with the Securities and Exchange Commission (the “SEC”) for the offering to which this free writing prospectus relates. You should read the accompanying preliminary pricing supplement, product prospectus supplement and prospectus in the registration statement (File No. 333-231751) and the other documents we have filed with the SEC for more complete information about us and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we or TD Securities (USA) LLC will arrange to send you the prospectus if you request it by calling toll-free at 1-855-303-3234.

This summary of preliminary terms does not contain all of the material information an investor should consider before investing in the Notes. This summary of preliminary terms is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page.